The Savannah Bancorp, Inc.
Earnings Announcement

April 19, 2005
For Release: Immediately

Savannah Bancorp Reports Record 56 Percent Increase in First Quarter EPS
and Declares Regular Quarterly Dividend

SAVANNAH, Ga.--(BUSINESS WIRE)—April 19, 2005 - The Savannah Bancorp (NasdaqNM: SAVB) reported net income for the first quarter 2005 of $1,781,000, up 56 percent from $1,140,000 for the same period in 2004. Net income per diluted share was 42 cents compared to 27 cents per share in the first quarter of 2004, also an increase of 56 percent. The 2004 first quarter earnings per share have been restated to include the effect of the 5-for-4 stock split distributed in the form of a 25 percent stock dividend in December 2004.

Total assets increased 29 percent to $673 million at the end of the first quarter, up from $523 million a year earlier. Loans totaled $553 million at March 31, 2005 compared with $416 million one year earlier, an increase of $137 million, or 33 percent. Loan growth included $74 million of growth in the Harbourside Mortgage division of The Savannah Bank, N.A. Deposits totaled $570 million at March 31, 2005 and $425 million at March 31, 2004, an increase $145 million, or 34 percent. Deposit growth included $104 million of brokered time deposits and $41 million of local core deposit growth. Demand, savings and money market accounts increased 17 percent over the prior year as a result of focused efforts on core deposit growth.

Nonperforming assets decreased to $644,000 or 0.12 percent of total loans at March 31, 2005 from $684,000 or 0.16 percent of total loans at March 31, 2004. Net loan losses for the first quarter 2005 were $1,000.

Operating highlights for the first quarter 2005 compared to the same period in 2004:
•
Net interest margin increased to 4.08 percent from 3.85 percent. Earning asset growth and margin improvement resulted in net interest income growth of $1,650,000, a 37 percent increase over 2004. The Harbourside Mortgage division contributed $634,000 of the increase. Approximately 84 percent of the net interest income increase was due to volume and 16 percent due to rate.

•
The provision for credit losses was $505,000, compared with $460,000 in 2004. The allowance for credit losses as a percentage of total portfolio loans was 1.25 percent, compared to 1.30 percent in 2004.

•	Noninterest income increased 6.0 percent, and includes an increase in mortgage related income at Harbourside of $140,000 in 2005 and a $91,000 non-recurring gain on sale of other real estate in 2004.
•	Noninterest expense increased $684,000, or 21 percent. $280,000 of the increase was attributable to the Harbourside division personnel growth and other costs.
•
The efficiency ratio declined to 55 percent from 60 percent. The improved ratio is due to higher revenue growth rates and efficiencies realized from key personnel and technology investments made over the past three years.

Balance sheet and operating highlights for the first quarter 2005 compared to the fourth quarter 2004:
•	Loan and deposit growth was $53 million and $64 million, respectively, up from $28 million and $41 million, respectively, in the prior quarter.
•	Net income was $1,781,000 compared with $1,775,000 in the prior quarter due principally to the increased loan loss provision discussed below.
•	Net interest margin increased to 4.08 percent in the current quarter from 4.00 percent in the prior quarter. Net interest income increased $377,000, or 6.5 percent.
•
The provision for credit losses was $505,000 compared to $255,000 in the prior quarter. Although net credit losses in the first quarter were minimal, the increased provision was needed to support loan growth.

•	Noninterest income was $994,000 compared to $1,091,000 in the prior quarter, a decrease of $97,000, or 8.9 percent, primarily due to lower gains on sale of mortgage loans.
•	Noninterest expenses were $3,943,000 compared to $3,835,000 in the prior quarter, an increase of $108,000, or 2.8 percent..

In a joint statement released to employees today, G. Mike Odom, Jr., CEO, and John C. Helmken II, President, said “we are very pleased with the continued growth in quality assets and earnings being reported to shareholders today. Every area of the company is contributing to our strong performance and 2005 is off to a great start.”

Today, the Board of Directors declared a regular quarterly cash dividend of 13.5 cents per share. The record date is April 29, 2005 and the dividend is payable on May 16, 2005.

The Savannah Bancorp, Inc., (SAVB) a bank holding company for The Savannah Bank, N.A. and Bryan Bank & Trust (Richmond Hill, Georgia), is headquartered in Savannah, Georgia. Harbourside Mortgage Company, a division of The Savannah Bank, N.A., is a loan production office on Hilton Head Island, SC that began business on October 1, 2003. SAVB began operations in 1990. Its primary businesses include deposit, credit, trust and mortgage origination services provided to local customers. Additional financial information is available on the company’s corporate website at www.savb.com.

This press release may contain forward-looking statements as defined by federal securities law which involve significant risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. The Savannah Bancorp, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Any such statements are made in reliance on the safe harbor protections provided under the Private Securities Act of 1995.

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Contact: Robert B. Briscoe, Chief Financial Officer, 912-629-6525

Attachments

The Savannah Bancorp, Inc. and Subsidiaries
First Quarter Financial Highlights
March 31, 2005 and 2004
(Unaudited)
( thousands, except per share data)

			Percent
Balance Sheet Data at March 31	2005	2004	Change

Total assets	$ 673,252	$ 523,450	29
Interest-earning assets	646,411	497,787	30
Loans	552,879	416,204	33
Allowance for credit losses	6,895	5,417	27
Nonperforming assets	644	684	(5.8)
Deposits	569,789	425,097	34
Interest-bearing liabilities	542,648	413,346	31
Shareholders' equity	41,369	37,398	11

Allowance for credit
losses to total loans	1.25%	1.30%	(4.1)
Nonperforming assets to total
loans and other real estate owned	0.12%	0.16%	(29)
Loan to deposit ratio	97.03%	97.91%	(0.9)
Equity to assets	6.14%	7.14%	(14)
Tier 1 capital to risk-weighted assets	9.29%	9.94%	(6.5)
Total capital to risk-weighted assets	10.53%	11.19%	(5.9)

Book value per share	$ 9.96	$ 9.11	9.3
Outstanding shares	4,153	4,103	1.2
Market value per share	$ 28.85	$ 21.78	32

			Percent
Performance Ratios For the First Quarter	2005	2004	Change

Net income	$ 1,781	$ 1,140	56
Return on average assets	1.12%	.92%	22
Return on average equity	17.71%	12.33%	44
Net interest margin	4.08%	3.85%	6.0
Efficiency ratio	55.30%	60.03%	(7.9)

Per share data:
Net income - basic	$ 0.43	$ 0.28	55
Net income - diluted	$ 0.42	$ 0.27	56
Dividends	$ 0.135	$ 0.128	5.5

Average shares:
Basic	4,153	4,103	1.2
Diluted	4,259	4,203	1.3

The Savannah Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2005 and 2004
(Unaudited)
(Amounts in thousands, except share data)

	March 31,
	2005	2004
Assets
Cash and due from banks	$ 13,976	$ 14,935
Interest-bearing deposits	11,381	12,883
Federal funds sold	16,931	5,538
Investment securities, available-for-sale	40,227	39,959
Loans held for sale	25,041	24,544
Loans, net of allowance for credit losses
of $6,895 in 2005 and $5,417 in 2004	545,984	410,787
Premises and equipment, net	4,708	4,771
Other real estate owned	280	220
Bank-owned life insurance	5,402	5,184
Other assets	9,322	4,629
Total assets	$ 673,252	$ 523,450
Liabilities
Deposits:
Noninterest-bearing	$ 84,905	$ 70,565
Interest-bearing	484,884	354,532
Total deposits	569,789	425,097
Securities sold under repurchase agreements	16,980	22,954
Other short-term borrowings	9,717	8,309
FHLB long-term advances	20,757	21,365
Subordinated debt	10,310	6,186
Other liabilities	4,330	2,141
Total liabilities	631,883	486,052
Shareholders' Equity
Common stock, par value $1 per share;
authorized 79,860,000 shares; issued
4,153,632 and 3,290,223 in 2005 and 2004	4,154	3,290
Preferred stock, par value $1:
authorized 10,000,000 shares	–	–
Capital surplus	24,553	25,109
Retained earnings	12,760	8,580
Treasury stock, at cost, 282 and
10,281 shares in 2005 and 2004	(4)	(147)
Net unrealized (losses) gains on
available-for-sale securities	(94)	566
Total shareholders' equity	41,369	37,398
Total liabilities and shareholders' equity	$ 673,252	$ 523,450

The Savannah Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
First Quarter, 2005 and 2004
(Unaudited)
(thousands, except per share data)

	For the Quarter Ended
	March 31,
	2005	2004

Interest income	$ 9,178	$ 6,224
Interest expense	3,037	1,733
Net Interest Income	6,141	4,491
Provision for credit losses	505	460
Net interest income after
provision for credit losses	5,636	4,031
Noninterest Income
Trust fees	116	108
Service charges on deposit accounts	387	392
Gain on sale of mortgage loans, net	254	142
Gain on sale other real estate owned, net	0	91
Other income	237	205
Total noninterest income	994	938
Noninterest Expenses
Salaries and employee benefits	2,343	1,909
Occupancy and equipment expense	512	447
Data processing expense	301	259
Other operating expenses	787	644
Total noninterest expense	3,943	3,259
Income before provision for
income taxes	2,687	1,710
Provision for income taxes	906	570
Net Income	$ 1,781	$ 1,140

Per Share:
Net income - basic	$ 0.43	$ 0.28
Net income - diluted	$ 0.42	$ 0.27

The Savannah Bancorp, Inc. and Subsidiaries
Historical Trend Data - Five Years and Five Quarters (thousand, except per share data)

The following tables show per share information for the most recent five years and five quarters. Share and per share information have been restated to reflect the effect of a 5-for-4 percent stock split with a record date of  November 26, 2004, and a distribution date of December 20, 2004.

	For the Most Recent Five Years

	2004	2003	2002	2001	2000
Net income	$ 5,736	$ 4,644	$ 4,508	$ 4,358	$ 4,292

Average shares
Basic	4,109	4,103	4,100	4,068	4,090
Diluted	4,209	4,181	4,160	4,140	4,156

Net income per share ($)
Basic	1.40	1.13	1.10	1.07	1.05
Diluted	1.36	1.11	1.08	1.05	1.03
Dividends per share	0.52	0.51	0.49	0.45	0.38

Market price per common share ($)
High	$ 27.60	$ 23.20	$ 17.68	$ 18.18	$ 14.38
Low	20.14	15.18	14.18	12.40	11.24
Close	27.05	23.20	15.25	14.84	12.73

At December 31 ($)
Assets	617,341	476,865	437,598	376,183	344,096
Shareholders' equity	40,071	36,771	34,756	32,071	28,656
Book value per share	9.74	8.96	8.48	7.86	7.03
Outstanding shares	4,112	4,103	4,101	4,079	4,076
Key Ratios (%)
Return on equity	15.04	12.99	13.50	14.27	16.23
Return on assets	1.03	1.05	1.14	1.20	1.36
Net interest margin	3.86	3.91	4.10	4.13	4.77
Efficiency ratio	58.47	59.40	59.17	57.11	56.04

(continued)

(continued)

	For the Most Recent Five Quarters (Unaudited)

	2005	2004
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Net income	$ 1,781	$ 1,775	$ 1,544	$ 1,277	$ 1,140

Average shares
Basic	4,153	4,112	4,113	4,109	4,103
Diluted	4,259	4,225	4,204	4,214	4,203

Net income per share ($)
Basic	0.429	0.432	0.375	0.311	0.278
Diluted	0.418	0.420	0.367	0.303	0.271
Dividends per share	0.135	0.132	0.132	0.132	0.128

Market price per common share ($)
High	28.85	27.60	22.60	23.28	23.20
Low	24.01	21.99	20.14	20.21	21.00
Close	28.85	27.05	22.16	22.60	21.78

At quarter-end ($)
Assets	673,252	617,341	580,016	568,225	523,450
Shareholders' equity	41,369	40,071	39,016	37,726	37,398
Book value per share	9.96	9.74	9.49	9.17	9.11
Outstanding shares	4,153	4,112	4,113	4,113	4,103

Performance ratios (%)
Return on equity	17.71	17.84	15.96	13.65	12.33
Return on assets	1.12	1.16	1.06	0.94	0.92
Net interest margin	4.08	4.00	3.82	3.73	3.85
Efficiency ratio	55.30	55.94	58.51	59.94	60.03

Additional financial highlights are available at www.savb.com